Kentucky National Bancorp, Inc.
1000 North Dixie Avenue
Elizabethtown, Kentucky  42701

     Re:  Kentucky National Bancorp, Inc.
          Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     We have served as special counsel for Kentucky National Bancorp, Inc., an Indiana corporation, in connection with the registration under the Securities Act of 1933, as amended, of 256,000 shares of common stock, $0.01 par value (the "Common Stock") under a registration statement on Form S-4 (the "Registration Statement").

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

     (1)  the shares of Common Stock have been duly authorized;
          and

     (2) upon issuance, sale and delivery of the Common Stock as contemplated in the Registration Statement, the shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the reference to our firm under the heading "Proposal I -- Proposed Formation of Holding Company -- Legal Opinion" in the Prospectus and Proxy Statement contained in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                           Very truly yours,

                           HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                           By: /s/ James C. Stewart
                                --------------------
                                James C. Stewart


Washington, DC
March 10, 1999